Exhibit 5.1

[Letterhead of Lowenstein Sandler LLP]

January 17, 2019

Immune Pharmaceuticals Inc.

1 Bridge Plaza North, Suite 270

Fort Lee, NJ 07024

Re: Registration Statement on Form S-1

We have acted as counsel to Immune Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the selling stockholder identified therein of up to 123,333,333 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Shares consist of:

(i)	73,333,333 shares of Common Stock (the “Conversion Shares”), issuable upon conversion of a debenture (the “Debenture”) as described in the Registration Statement, which is currently issued and outstanding; and

(ii)	50,000,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of certain warrants to purchase Common Stock (the “Warrants”) as described in the Registration Statement, which are currently issued and outstanding.

In connection with rendering this opinion, we have examined the Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and the Bylaws of the Company, the form of the Debenture, the form of the Warrants, and such other corporate records, agreements, documents and instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed necessary or appropriate for the purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity of original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

For purposes of this opinion we have, with your approval and without independent verification, assumed that (i) the Company will at all times reserve for issuance a sufficient number of shares of its duly authorized Common Stock as is sufficient to provide for the issuance of the Shares from time to time pursuant to the terms of the Debenture and the Warrants and (2) the issuance of the Shares from time to time pursuant to the terms of the Debenture and the Warrants will not result in the Company issuing more shares of Common Stock than the Company then has the authority to issue under the Certificate of Incorporation.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.	when duly issued in accordance with the terms of the Debenture, the Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable; and

2.	when duly issued in accordance with the terms of the Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler LLP

Lowenstein Sandler LLP